Revision 1 Effective as of the Date Adopted NUSCALE POWER CORPORATION CLAWBACK POLICY 1. Introduction. The Board of Directors (the “Board”) of NuScale Power Corporation (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which authorizes the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). 2. Administration. This Policy will be administered by the Board or by the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board will be final and binding on all affected individuals. 3. Covered Executives. This Policy applies to the Company’s current and former executive officers, as determined by the Board, and such other senior leadership team members who may from time to time be deemed subject to the Policy by the Board (the “Covered Executives”). Covered Executives must include the individuals specified in 17 CFR §240.10D-1 and in any national securities exchange listing standards adopted pursuant to such rule that are applicable to the Company (“Listing Standards”). 4. Recoupment; Accounting Restatement. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, irrespective of if or when a financial restatement is filed with the Securities and Exchange Commission (the “SEC”), the Board will promptly require reimbursement or forfeiture of any Erroneously Awarded Compensation (defined below) received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. 5. Incentive Compensation. For purposes of this Policy, Incentive Compensation means any of the following; provided that, such compensation is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure: • Annual bonuses and other short- and long-term cash incentives. • Stock options. • Stock appreciation rights. • Restricted stock. • Restricted stock units. • Performance shares. • Performance units.

2 Financial reporting measures include: • Company stock price. • Total shareholder return. • Revenues. • Net income. • EBITDA. • Funds from operations. • Liquidity measures such as working capital or operating cash flow. • Return measures such as return on invested capital or return on assets. • Earnings measures such as earnings per share. 6. Erroneously Awarded Compensation. The amount to be recovered (the “Erroneously Awarded Compensation") will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, which must be computed without regard to any taxes paid, as determined by the Board. If the Erroneously Awarded Compensation received by the Covered Executive is not subject to mathematical recalculation directly from the information in the accounting restatement, the Board will make its determination based on a reasonable estimate of the effect of the accounting restatement. If approved by the Board and not prohibited by SEC rules or Listing Standards, the Company may cooperate with the Covered Executive in filing any amended tax returns required as a result of the exercise by the Company of its rights pursuant to this Policy. 7. Method of Recoupment. The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation: (a) requiring reimbursement of cash Incentive Compensation previously paid; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; (c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; (d) cancelling outstanding vested or unvested equity awards; and/or (e) taking any other remedial and recovery action permitted by law, as determined by the Board. 8. No Indemnification. The Company shall not indemnify any Covered Executives against the loss of any incorrectly calculated Incentive Compensation or any amount recovered under this Policy.

3 9. Interpretation. The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. 10. Effective Date. This Policy will be effective as of the date it is adopted by the Board (the “Effective Date”) and will apply to Incentive Compensation that is approved, awarded or granted to Covered Executives before, on or after that date. 11. Amendment; Termination. The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to comply with any applicable rules and Listing Standards. The Board may terminate this Policy or adopt a new policy at any time. 12. Other Recoupment Rights. The Board may require that any employment agreement, equity award agreement or similar agreement entered into shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. 13. Impracticability. The Company may forego recovery of Erroneously Awarded Compensation only (a) on conditions specified in applicable SEC rules and Listing Standards and (b) if the Compensation Committee or a majority of independent directors serving on the Board determines that recovery would be impractical 14. Successors. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives. Adopted: March 8, 2023